CIDENT LAW PLLC

1425 Broadway Avenue #454

Seattle, Washington, 98122

206.923.9022

206.577.3894

m.maza@cidentlaw.com

July 27, 2012

InoLife Technologies, Inc.

8601 Six Forks Road Suite 400

Raleigh, NC 27615

(919) 676-5334

Re: Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, being filed by InoLife Technologies, Inc., a New York corporation, (the “Company”), with the Securities and Exchange Commission, relating to an aggregate of 300,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”) issuable pursuant to the Company’s 2012 Stock Grant and Option Plan (the “Plan”).

We have examined originals or photocopies or certified copies of such records of the Company and of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, and relying upon statements of fact contained in the documents that we have examined, we are of the opinion that the Shares when issued in accordance with the Plan will be legally issued, fully paid and non-assessable, as long as all the terms are followed in the Plan including Sections 2(c), 5, 6, and 7, when applicable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

Very truly yours,

/s/ Cident Law Group PLLC

Cident Law Group PLLC